Execution Version

CONSULTING AGREEMENT

THIS AGREEMENT, made effective the 1st day of September, 2021, by and between WESBANCO BANK, INC., a West Virginia corporation, party of the first part (hereinafter called “Wesbanco”), and ROBERT H. YOUNG, of Wheeling, West Virginia, party of the second part (hereinafter called “Consultant”).

WHEREAS, Consultant has been employed by Wesbanco for approximately 21 years, and has served as the Chief Financial Officer of Wesbanco and has supervised and developed the financial reporting areas of the company through numerous mergers during that period, and intends to retire, with the consent of Wesbanco, from full-time employment on or about December 31, 2021;

WHEREAS, Wesbanco desires to retain the services of Consultant, in an advisory capacity, to assist with the transition of his duties to his successors for the capacities noted above, and to assist, upon request, with year-end financial reporting, preparation of the Form 10-K for 2021, the Annual Report for 2021, the Proxy Statement preparation for the 2022 Annual Meeting of Shareholders, along with other financial reporting activities, and in connection with the continuing activities of Wesbanco, to be assured of his services on the terms and conditions hereafter set forth, and

WHEREAS, Consultant is willing to provide such services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:  That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:

1.CONSULTING RELATIONSHIP.  Wesbanco hereby retains Consultant to render Services (as hereinafter defined) as may be requested from time to time by the Chief Financial Officer of Wesbanco (the “CFO”) and the Chief Executive Officer of Wesbanco (the “CEO”).  Consultant hereby agrees to render such Services for the compensation herein provided, agrees to be available at such times and in such places as are mutually agreeable and with reasonable notice, and agrees to give his best efforts to such Services so long as they shall be required hereunder.

2.COMPENSATION.  Subject to the terms of this Agreement, Consultant shall be provided with the following compensation and benefits during the term hereof:

(A)Cash Compensation.  Consultant shall be paid for the Services rendered hereunder in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) payable in equal monthly payments of $41,666.67, payable on the 10th day of each month during the term of this Agreement beginning January 10, 2022.  Consultant shall receive a 1099 reflecting the gross payments made to him during the term hereof;

(B)Expenses.  Consultant shall be entitled to be reimbursed his reasonable and necessary business expenses incurred in connection with the Services to be performed hereunder;

(C)Health and Welfare.  Consultant and his spouse shall continue to be covered under the Wesbanco paid group health and welfare benefit plans for the period from January 1, 2022, through and including June 30, 2022, to provide for a smooth transition to retirement and insure there is no gap in coverage for Consultant and his spouse.  The cost of such coverage will be borne by Wesbanco;

(D)Computer Access.  Consultant shall continue to be provided access to Wesbanco’s computer systems for purposes of providing the Services hereunder and shall have access to such devices as Consultant has used most recently during the term of his employment to facilitate such access.  Such equipment and access shall be provided by Wesbanco; and

(E)Bonus.  Consultant, as an Executive Officer through December 31, 2021, will be included in the annual Executive Incentive Compensation Plan for 2021,

and the parties anticipate that Consultant will be entitled to the full amount of his annual incentive compensation bonus for the year 2021.  Wesbanco will recommend to the Compensation Committee that they exercise full discretion with respect to such bonus, assuming Wesbanco and Consultant continue to meet the performance criteria established for such bonus during the balance of the calendar year 2021.

3.TERM.  The term of this Agreement shall be for a term of six (6) months beginning on January 1, 2022 and ending on June 30, 2022.  After the expiration of the initial six (6) month term of this Agreement, it may continue from month to month thereafter until either party shall give thirty (30) days prior written notice of termination, whereby this Agreement shall terminate upon the expiration of such thirty (30) day period at the end of the term hereof, or at the end of any subsequent month thereof.  Compensation for any extended term shall be at the monthly rate payable hereunder for the initial term.

4.SERVICES.  The Services to be provided by Consultant hereunder shall include consultation and advice upon the request of the CFO or the CEO on transition issues, financial reporting, SEC reporting requirements, shareholder relations, and presentations, interaction with the independent external independent auditor, regulatory matters, and providing advice and assistance on staffing and recruitment, from time to time (the “Services”).  Consultant may work from home or remotely in the performance of such work and shall be available on reasonable notice.  The parties agree that Consultant shall not be obligated to exceed 30 hours in any one month during the term hereof in the performance of the work.

5.NON-SOLICITATION.  For a term of one year following termination of this Agreement with Wesbanco or any of its subsidiaries, the Consultant will not, directly or indirectly either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of Wesbanco or its subsidiaries to leave the employ of Wesbanco or its subsidiaries, (ii) in any way interfere with the relationship between Wesbanco or its subsidiaries and any employee of

Wesbanco or its subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Wesbanco or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Wesbanco or its subsidiaries to cease doing business with Wesbanco or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Wesbanco or its subsidiaries.  During the non-solicitation period, and for a term of one year following termination of employment with Wesbanco, the Consultant will not, directly or indirectly, either for himself or any other Person solicit the business of any Person known to the Consultant to be a customer of Wesbanco or its subsidiaries, whether or not the Consultant had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of Wesbanco or its subsidiaries.  For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mutual fund or financial institution, including, without limitation, a de novo financial institution in its organizational phase.

6.CONFIDENTIAL INFORMATION.  Without the prior written consent of Wesbanco, Consultant shall not, directly or indirectly, divulge to any person, or use for his own benefit, any confidential information concerning the business, affairs, or customers of Wesbanco, acquired by him during his consulting term with Wesbanco or during the performance of his duties hereunder, it being the intent of Wesbanco and Consultant to restrict Consultant from disseminating or using any information which is unpublished and not readily available to the general public.

7.CUSTOMER INFORMATION.  Any and all information disclosed by Wesbanco to Consultant relating in any way to customers of Wesbanco (“Customer Information”) shall be deemed to be confidential information.  Customer Information shall consist of all material information, whether or not marked as confidential, that Consultant receives from Wesbanco or from any other source on Wesbanco’s behalf, whether written, verbal, magnetic, electronic or in any other form.  Customer Information shall consist of all Wesbanco customer-related information that would permit identification of the customer traceable to the customer’s account information, including any nonpublic personal information as defined by federal law, including, but not limited to, the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801 and 6805) as it may be amended, any regulations promulgated thereunder and any other Customer Information protected by applicable state or federal law, rule or regulation.  Consultant shall not use Customer Information for any purpose other than as reasonably necessary to fulfill the terms of this Agreement and shall not disclose Customer Information to any third person without the prior consent of Wesbanco.  Consultant shall not make Customer Information available to any third parties except those with a need to know in conjunction with the performance of the Services hereunder.  Consultant agrees to implement appropriate measures to ensure the security and confidentiality of all Customer Information in Consultant’s possession from time to time, including protecting against any anticipated threats or hazards to the security or integrity of the Customer Information and protecting against unauthorized access to or use of Customer Information that could result in substantial harm or inconvenience to any customer of Wesbanco.  Consultant also agrees to permit Wesbanco to review the security procedures of Consultant, upon reasonable notice, to insure compliance with the provisions of the Gramm-Leach-Bliley Act and its implementing regulations.

8.ACCESS DEVICES.  Access by Consultant to Customer Information shall be solely through Wesbanco owned and configured separate devices, used solely for this purpose, with security procedures and controls established and maintained by Wesbanco.  Consultant agrees to abide by the security procedures and controls established by Wesbanco for such devices for remote use in his home in the performance of his duties hereunder.

9.Non-Disparagement.  The parties mutually agree that neither shall disparage the other party to this Agreement.  For the purposes of this Agreement, “disparagement” is defined as a statement which impugns the integrity of, or calls into question the acts, actions, conduct, behavior and/or performance of any party.

10.DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT.   Consultant may not delegate the performance of any of his obligations or duties except as to such duties as may be performed by employees of Wesbanco in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of Wesbanco.  Any such purported delegation or assignment in the absence of such written consent shall be void.  This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.  In the event Consultant is unable or unavailable to provide the consulting Services hereunder, this Agreement shall terminate.

11.INCORPORATION BY REFERENCE.  Consultant acknowledges that Wesbanco has adopted a Code of Business Conduct and Ethics and an Insider Trading Policy and those copies of the same have been provided to Consultant in anticipation of the performance of the Services by Consultant hereunder.  Consultant agrees to abide by the Code of Business Conduct and Ethics and the Insider Trading Policies of Wesbanco as in existence as of the date hereof, and as may be amended, from time to time, and adopted and disclosed to Consultant.  The terms and provisions of the Code of Business Conduct and Ethics and the Insider Trading Policy are hereby incorporated into this Agreement by this reference thereto.

12.GOVERNING LAW AND ENTIRE AGREEMENT.  This Agreement shall be construed and governed in accordance with the laws of the State of West Virginia, contains the entire agreement between the parties with respect to the Services contemplated herein, and supersedes all previous agreements between the parties hereto, concerning such Services.  This Agreement does not alter or amend any benefit plan or agreement to which Consultant was a party as an Executive Officer of Wesbanco, except to the extent of the effects of such retirement.

13.INDEPENDENT CONTRACTOR.  It is the intention of the parties hereto that Consultant shall perform the Services hereunder, upon his retirement, as an independent contractor and the consulting arrangement hereunder shall not constitute an employment relationship, nor shall Consultant be considered an employee of Wesbanco for any purpose.

WITNESS the following signatures:

WESBANCO BANK, INC.

By /s/ Todd F. Clossin
Its President & CEO

/s/ Robert H. Young
ROBERT H. YOUNG

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 1st day of September, 2021, by Todd F. Clossin, President & CEO of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

/s/ Linda M. Woodfin
Notary Public
My commission expires: June 9, 2023

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 1st day of September, 2021, by ROBERT H. YOUNG.

/s/ Karen S. Ellis
Notary Public
My commission expires: July 15, 2023